FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Announces Quarterly Cash Dividend

(October 23, 2013) -- Ephrata, PA -- ENB Financial Corp (OTCBB: ENBP), declared a fourth quarter cash dividend today, October 23, 2013, of $0.26 per share, maintaining the dividend amount from the third quarter of 2013, and representing a $0.01, or 4.0% increase, over the dividend paid in the fourth quarter of 2012. The dividend applies to all shareholders of record as of November 15, 2013, and is payable on December 13, 2013. Shareholders will receive $0.26 for each share of ENB Financial Corp common stock owned as of the record date.

-------------------------------------------------------------------------------------------------------------------------

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from nine locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

( End )